Exhibit 99.1

FOR IMMEDIATE RELEASE

CIT REPORTS FIRST QUARTER 2014 NET INCOME

OF $109 MILLION ($0.55 PER DILUTED SHARE)

▪	Strong Asset Growth – Finance and leasing assets in Transportation & International Finance and North American Commercial Finance grew 11% from a year ago;
▪	Expanded Rail Franchise – Entered European rail business through acquisition of Nacco SAS;
▪	Continued Growth at CIT Bank – Assets surpassed $16.5 billion; deposits exceeded $13 billion;
▪	Advanced Capital Return – Repurchased nearly 3 million common shares in the quarter; in April, the Board authorized an additional $300 million of share repurchases;
▪	Maintained Strong Capital Ratios – Tier 1 Capital Ratio of 16.1% and Total Capital Ratio of 16.8%.

NEW YORK – April 29, 2014 – CIT Group Inc. (NYSE: CIT), today reported net income of $109 million, $0.55 per diluted share, for the quarter ended March 31, 2014, compared to net income of $163 million, $0.81 per diluted share, for the first quarter of 2013. First quarter results were primarily impacted by lower levels of interest income, higher maintenance and other operating lease expenses and an increase in the provision for credit losses.

“We made progress this quarter in growing commercial assets, restructuring the organization and returning capital to shareholders,” said John Thain, Chairman and Chief Executive Officer. “However, our financial results were negatively impacted by lower finance margin and fee income. In the year ahead, we will continue to focus on building long-term shareholder value by expanding our businesses, managing expenses and growing CIT Bank.”

Summary of First Quarter Financial Results

Total assets at March 31, 2014 were $48.6 billion, up from $47.1 billion at December 31, 2013 and from $44.6 billion at March 31, 2013. Financing and leasing assets in North American Commercial Finance and Transportation & International Finance increased to $32.8 billion, an increase of $1.3 billion from the prior quarter and $3.3 billion from the year-ago quarter. The increase was driven by the acquisition of Nacco in the first quarter, which added approximately $0.65 billion of financing and leasing assets, as well as solid origination volumes. The Non-Strategic Portfolio, which includes $3.3 billion of student loans, declined by approximately $200 million from December 31, 2013 to $4.4 billion

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and by $1.2 billion from a year ago, reflecting portfolio run off and asset sales. The student loan portfolio was subsequently sold in April 2014. Total loans of $18.6 billion declined slightly from December 31, 2013 and by $3.5 billion from a year ago, reflecting the movement of the student loan portfolio into assets held for sale in the fourth quarter of 2013. Operating lease equipment increased $1.1 billion from December 31, 2013 and $1.9 billion from a year ago to $14.2 billion, reflecting the European rail and other equipment purchases. Cash and investments of $9.0 billion were up $0.3 billion from December 31, 2013 and $1.8 billion from March 31, 2013.

Net finance revenue1 was $324 million compared to $366 million in the year-ago quarter and $337 million in the prior quarter. Average earning assets were $35.4 billion in the current quarter, up from $33.0 billion in the year-ago quarter and $34.2 billion in the prior quarter. Net finance revenue as a percentage of average earning assets (“net finance margin”) was 3.66%, compared to 4.43% in the year-ago quarter and 3.95% in the prior quarter. Excluding the impact of debt redemptions2 in prior periods, net finance margin declined from 4.64% and 4.00% in the year-ago quarter and the prior quarter respectively. The reduction from the year-ago quarter primarily reflects the sale of higher-yielding Dell Europe assets and declines in operating lease margin and net FSA accretion. The reduction from the prior quarter reflects higher maintenance and other operating lease expenses, as well as lower portfolio yields and net FSA accretion related to the student loan portfolio.

Other income of $74 million increased from $70 million in the year-ago quarter and declined from $128 million in the prior quarter. The prior quarter included net benefits from asset sales and a workout related claim.

Operating expenses were $236 million compared to $235 million in the year-ago quarter and $288 million in the prior quarter. Excluding restructuring costs3, operating expenses were $226 million, compared to $230 million in the year-ago quarter and $269 million in the prior quarter. The current period included costs related to the European rail business, while the prior quarter included a $45 million charge related to the Tyco Tax Agreement settlement and a benefit from the recovery of legal expenses. Headcount at March 31, 2014 was approximately 3,200, down from approximately 3,490 a year ago and approximately 3,240 at December 31, 2013.

The provision for income taxes was $14 million, primarily reflecting the recognition of income tax expense on international earnings, down slightly from $15 million in the year-ago quarter and down from $31 million in the prior quarter, which included a $13 million income tax expense related to the sale of a leverage lease.

1 Net finance revenue, finance margin and net operating lease revenue are non-GAAP measures. See “Non-GAAP Measurements” at the end of this press release and page 17 for reconciliation of non-GAAP to GAAP financial information.

2 Debt redemption impacts include accelerated FSA net discount/(premium) accretion. See “Non-GAAP Measurements” at the end of this press release and page 17 for reconciliation of non-GAAP to GAAP financial information.

3 Operating expenses excluding restructuring costs is a non-GAAP measure. See “Non-GAAP Measurements” at the end of this press release and page 17 for reconciliation of non-GAAP to GAAP financial information.

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Credit and Allowance for Loan Losses

Credit metrics remained at or near cycle lows. Non-accrual loans declined to $218 million, or 1.18% of finance receivables, at March 31, 2014 from $241 million (1.29%) at December 31, 2013 and $294 million (1.33%) at March 31, 2013.

Net charge-offs were $36 million, or 0.76% as a percentage of average finance receivables, versus $10 million (0.18%) in the year-ago quarter (0.22% excluding the student loan portfolio that was transferred to held for sale in December 2013) and $15 million (0.27%) in the prior quarter. Recoveries of $9 million were lower than the $15 million recorded in both the year-ago and prior quarters. Net charge-offs in Transportation & International Finance were up from year-ago levels, but in line with the prior quarter. Net charge-offs in North American Commercial Finance remain at historically low levels, but were up from both the year-ago and prior quarters. Net charge-offs in the Non-Strategic Portfolios, which totaled $7 million this quarter compared to $3 million in the year-ago and $6 million in the prior quarter, were essentially the result of the transfer of receivables to Assets Held For Sale. The provision for credit losses was $37 million, up from $20 million in the year-ago quarter and $14 million in the prior quarter, reflecting an increase in non-specific reserves.

The allowance for loan losses was $353 million (1.90% of finance receivables) at March 31, 2014, compared to $356 million (1.91%) at December 31, 2013 and $386 million (1.74%) at March 31, 2013. The year-ago quarter includes U.S. government guaranteed student loans that had no related reserves. As a percentage of the commercial portfolio, the allowance for loan losses was 2.08% at March 31, 2013. The allowance for loan losses reflects the stable credit metrics and the composition of the portfolio. Specific reserves were $26 million at March 31, 2014, compared to $30 million at December 31, 2013 and $42 million at March 31, 2013.

Capital and Funding

Preliminary Tier 1 and Total Capital ratios at March 31, 2014 were 16.1% and 16.8%, respectively, compared to 16.7% and 17.4% at December 31, 2013 and 16.4% and 17.1% at March 31, 2013. Preliminary risk-weighted assets totaled $51.7 billion at March 31, 2014, up from $50.6 billion at December 31, 2013 and from $49.3 billion at March 31, 2013, primarily reflecting growth in assets. Book value per share at March 31, 2014 grew to $45.06 from $44.78 at December 31, 2013 and $42.21 at March 31, 2013. Tangible book value per share4 at March 31, 2014 declined to $42.90, reflecting the

4 Tangible book value and tangible book value per share are non-GAAP measures. See “Non-GAAP Measurements” at the end of this press release and page 17 for reconciliation of non-GAAP to GAAP financial information.

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goodwill recorded on the European rail acquisition, compared to $42.98 at December 31, 2013 and $40.35 at March 31, 2013.

Cash and short-term investment securities totaled $8.6 billion at March 31, 2014, and was comprised of $6.8 billion of cash and $1.8 billion of short-term investment securities, compared to $7.6 billion at December 31, 2013 and $6.9 billion at March 31, 2013. Cash and short-term investment securities at March 31, 2014 consisted of $3.0 billion related to the bank holding company and $2.4 billion at CIT Bank, with the remainder comprised of cash at operating subsidiaries and restricted balances (of which $1.3 billion was used to repay unsecured debt at maturity on April 1, 2014). CIT had approximately $1.4 billion of unused and committed liquidity under a $1.5 billion revolving credit facility at March 31, 2014.

Deposits grew approximately $0.7 billion during the quarter to $13.2 billion, in line with the asset growth at CIT Bank. At March 31, 2014, deposits represented approximately 37% of CIT Group funding, with secured and unsecured borrowings comprising 25% and 38% of the funding mix, respectively. The weighted average coupon rate on outstanding deposits and long-term borrowings was 3.09% at March 31, 2014, compared to 3.07% at December 31, 2013 and 3.13% at March 31, 2013.

On February 19, 2014, CIT issued $1 billion in aggregate principal amount of senior unsecured notes due 2019 that bear interest at a per annum rate of 3.875%.

In January 2014, our Board of Directors approved the repurchase of up to $307 million of common stock through December 31, 2014. In April 2014, the Board of Directors authorized an additional share repurchase of up to $300 million of common stock, bringing the total authorization to $607 million in 2014. During the first quarter we repurchased over 2.9 million shares and in April we have repurchased nearly 1.6 million shares, aggregating 4.5 million shares at an average price of $46.84, or approximately $211 million. On April 17, 2014, the Board of Directors declared a quarterly cash dividend of $0.10 per share payable on May 30, 2014 to shareholders of record on May 15, 2014.

Segment Highlights

Effective January 1, 2014, we realigned our organizational structure into three operating segments, Transportation & International Finance, North American Commercial Finance and Non-Strategic Portfolios. See page 18 for a description of the new segments. The discussion below and segment information in the following tables have been recast in accordance with the new segments. In addition, a Form 8-K was filed on April 22, 2014 that provides additional information regarding the realignment, as well as financial results as of and for the years ended December 31, 2013, 2012 and 2011 and as of and for the quarters ended March 31, June 30, September 30 and December 31 in each of 2013 and 2012.

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Transportation & International Finance

Pre-tax earnings for the quarter were $118 million, down from $139 million in the year-ago quarter primarily due to higher credit costs and operating expenses, partially offset by higher net finance revenue. Pre-tax earnings were essentially flat sequentially. Financing and leasing assets grew to $17.6 billion at March 31, 2014, up sequentially from $16.4 billion and from $15.2 billion a year ago. The sequential increase included $0.8 billion of growth in Rail, due in large part to the European rail acquisition that added $0.65 billion in operating lease equipment (~9,500 railcars), $0.2 billion in Aerospace and $0.1 billion in Maritime. New business volume was just over $1.0 billion, which consisted of the delivery of nine aircraft and approximately 1,400 railcars and funding of $0.4 billion of finance receivables.

Net finance revenue was $202 million, up from the year-ago quarter, as the impact from asset growth offset margin compression, and up sequentially. Net finance margin was 4.73% compared to 4.76% in the year ago quarter and 4.83% in the prior quarter. The margin decline reflects higher operating lease and maintenance expense which was partially offset by an increase in the loan portfolio yield due to a prepayment in the current quarter. Other income of $7 million was down from the year-ago quarter, which had higher gains on sales of operating lease equipment, and flat sequentially.

Provision for credit losses was $12 million, up from the year-ago quarter, which benefited from a reserve release in Aerospace, and down slightly sequentially. Charge-offs were concentrated in the International portfolio.

Operating expenses were $80 million, up from a year ago and sequentially and reflect the European rail acquisition and our continued investment in the Maritime platform.

Utilization remained strong with 99% of commercial aircraft and 98% of rail equipment on lease or under a commitment at quarter-end. All aircraft scheduled for delivery in the next 12 months, and approximately 84% of all railcars on order, have lease commitments. Gross yields in Aerospace improved to 12.6%, reflecting a prepayment in the loan portfolio, while gross rental yields in Rail declined slightly to 14.6% due in part to the addition of the European rail portfolio.

North American Commercial Finance

Pre-tax earnings for the quarter were $43 million, down from $59 million in the year-ago quarter and from $135 million in the prior quarter. The decline from the year-ago quarter was largely attributable to a decline in finance revenue in Corporate Finance and Equipment Finance, while the sequential quarter decline reflected higher credit costs and fewer gains related to asset sales and workouts.

Financing and leasing assets grew to $15.2 billion, up from $15.0 billion at December 31, 2013 and from $14.3 billion at March 31, 2013, reflecting solid new business volumes. Funded loan and lease volume totaled $1.4 billion, up from $1.3 billion in the year-ago quarter, and down from $1.8 billion in the

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prior quarter, in line with typical seasonal trends. The increase in volume from the year-ago quarter primarily reflected an increase in middle market corporate lending.

Net finance revenue of $125 million declined from both the year-ago and prior quarters. Net finance margin was 3.64% compared to 4.82% in the year-ago quarter and 4.14% in the prior quarter. The decline in net finance margin from prior periods reflects the reduction of benefits from interest recoveries, lower portfolio yields in Corporate Finance and Equipment Finance, as well as lower benefits from net FSA accretion. Other income of $62 million declined slightly from $64 million in the year-ago quarter and from $107 million in the prior quarter. The prior quarter included $36 million in benefits from a workout related claim and a gain on the sale of a leverage lease. Operating expenses were $122 million, improved from $128 million in the year-ago quarter largely due to lower headcount. Operating expenses increased from the prior quarter, which included benefits from the recovery of legal expenses.

Credit metrics remained at or near cycle lows. Non-accrual loans declined to $131 million (0.88% of finance receivables) from $147 million (1.00%) at December 31, 2013 and $197 million (1.39%) a year ago. The provision for credit losses was $23 million, modestly lower than in the year-ago quarter, but up from the prior quarter, in which there were net recoveries. Net charge-offs were $16 million (0.43% of average finance receivables), compared to $6 million (0.17%) in the year-ago quarter and a net recovery of $2 million last quarter.  The current period had a lower level of recoveries, and a higher level of charged-off accounts that had specific reserves in Corporate Finance.

Non-Strategic Portfolios

Pre-tax losses for the quarter were $6 million, compared to pre-tax losses of $5 million in the year-ago quarter and $9 million in the prior quarter. The changes from both the year-ago quarter and the sequential quarter reflect lower operating expenses offset by reduced net finance revenue from the continued decline in asset levels.

Financing and leasing assets at March 31, 2014 totaled $4.4 billion, which included approximately $3.3 billion of student loans, $0.4 billion of small business lending loans and $0.7 billion of international assets. Financing and leasing assets were down from $4.6 billion at December 31, 2013 and from $5.6 billion at March 31, 2013, primarily due to loan sales and portfolio runoff.

As of April 25, 2014, we completed the sale of the student loan portfolio along with certain secured debt and servicing rights. A portion of the cash proceeds was used to repay $0.8 billion of debt secured by student loans. As a result, in the second quarter the student loan business will be reported as discontinued operations in which we expect to recognize a net gain of over $50 million.

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Corporate and Other

Certain items are not allocated to operating segments and are included in Corporate and Other, including unallocated interest expense, primarily related to corporate liquidity costs, restructuring charges and certain legal costs. Operating expenses included restructuring charges of $10 million in the current quarter, compared to $6 million in the year-ago quarter and $18 million in the prior quarter. The prior quarter also included $45 million related to settlement of the Tyco Tax Agreement.

CIT Bank

Total assets were $16.8 billion at March 31, 2014, up from $16.1 billion at December 31, 2013 and $13.3 billion a year ago. CIT Bank funded $1.7 billion of new business volume. Funded volumes were up 10% from the year-ago quarter and down 22% sequentially. Loans totaled $12.6 billion, up from $12.0 billion at December 31, 2013 and $9.6 billion at March 31, 2013. Operating lease equipment of $1.5 billion, primarily railcars and now two aircraft, increased from $1.2 billion at December 31, 2013 and $0.8 billion at March 31, 2013. Cash totaled $2.4 billion at March 31, 2014, down from $2.5 billion at December 31, 2013, and from $2.8 billion at March 31, 2013. Preliminary Tier 1 and Total Capital ratios were 16.1% and 17.4%, respectively, at March 31, 2014.

Deposits at quarter-end were $13.1 billion, up from $12.5 billion at December 31, 2013 and $10.6 billion at March 31, 2013. The weighted average rate on outstanding deposits was 1.58% at March 31, 2014.

See attached tables for financial statements and supplemental financial information.

Conference Call and Webcast

Chairman and Chief Executive Officer John A. Thain and Chief Financial Officer Scott T. Parker will discuss these results on a conference call and audio webcast today, April 29, 2014, at 8:00 a.m. (EDT). Interested parties may access the conference call live by dialing 888-317-6003 for U.S., 866-284-3684 for Canadian callers or 412-317-6061 for international callers and reference access code “9597756” or access the audio webcast at cit.com/investor. An audio replay of the call will be available until 11:59 p.m. (EDT) on May 13, 2014, by dialing 877-344-7529 for U.S. callers, 855-669-9658 for Canadian callers or 412-317-0088 for international callers with the access code “10043436”, or at cit.com/investor.

About CIT

Founded in 1908, CIT (NYSE: CIT) is a financial holding company with more than $35 billion in financing and leasing assets. It provides financing, leasing and advisory services to its clients and their customers across more than 30 industries. CIT maintains leadership positions in middle market lending, factoring, retail and equipment finance, as well as aerospace, equipment and rail leasing. CIT’s U.S. bank subsidiary CIT Bank (Member FDIC), BankOnCIT.com, offers a variety of savings options designed to help customers achieve their financial goals.cit.com

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Forward-Looking Statements

This press release contains forward-looking statements within the meaning of applicable federal securities laws that are based upon our current expectations and assumptions concerning future events, which are subject to a number of risks and uncertainties that could cause actual results to differ materially from those anticipated. The words “expect,” “anticipate,” “estimate,” “forecast,” “initiative,” “objective,” “plan,” “goal,” “project,” “outlook,” “priorities,” “target,” “intend,” “evaluate,” “pursue,” “commence,” “seek,” “may,” “would,” “could,” “should,” “believe,” “potential,” “continue,” or the negative of any of those words or similar expressions is intended to identify forward-looking statements. All statements contained in this press release, other than statements of historical fact, including without limitation, statements about our plans, strategies, prospects and expectations regarding future events and our financial performance, are forward-looking statements that involve certain risks and uncertainties. While these statements represent our current judgment on what the future may hold, and we believe these judgments are reasonable, these statements are not guarantees of any events or financial results, and our actual results may differ materially. Important factors that could cause our actual results to be materially different from our expectations include, among others, the risk that CIT is unsuccessful in implementing its strategy and business plan, the risk that CIT is unable to react to and address key business and regulatory issues, the risk that CIT is unable to achieve the projected revenue growth from its new business initiatives or the projected expense reductions from efficiency improvements, the risk that CIT is delayed in implementing its branch strategy, and the risk that CIT becomes subject to liquidity constraints and higher funding costs.  We describe these and other risks that could affect our results in Item 1A, “Risk Factors,” of our latest Annual Report on Form 10-K for the year ended December 31, 2013, which was filed with the Securities and Exchange Commission.  Accordingly, you should not place undue reliance on the forward-looking statements contained in this press release. These forward-looking statements speak only as of the date on which the statements were made. CIT undertakes no obligation to update publicly or otherwise revise any forward-looking statements, except where expressly required by law.

Non-GAAP Measurements

Net finance revenue, net operating lease revenue, and adjusted net finance revenue are non-GAAP measurements used by management to gauge portfolio performance. Operating expenses excluding restructuring costs is a non-GAAP measurement used by management to compare period over period expenses. Tangible book value and tangible book value per share are non-GAAP metrics used to analyze banks.

###

CIT MEDIA RELATIONS:	CIT INVESTOR RELATIONS:
C. Curtis Ritter	Barbara Callahan
Senior Vice President of Corporate Communications	Senior Vice President
(973) 740-5390 Curt.Ritter@cit.com Matt Klein Vice President, Media Relations (973) 597-2020 Matt.Klein@cit.com	(973) 740-5058 Barbara.Callahan@cit.com

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CIT GROUP INC. AND SUBSIDIARIES
Unaudited Consolidated Statements of Operations
(dollars in millions, except per share data)

	Quarters Ended
	March 31,	December 31,	March 31,
	2014	2013	2013

Interest income
Interest and fees on loans	$314.5	$330.1	$350.3
Interest and dividends on interest bearing deposits and investments	8.8	8.6	6.4
Total interest income	323.3	338.7	356.7
Interest expense
Interest on long-term borrowings	(239.0)	(238.2)	(249.6)
Interest on deposits	(51.9)	(48.5)	(42.3)
Total interest expense	(290.9)	(286.7)	(291.9)
Net interest revenue	32.4	52.0	64.8
Provision for credit losses	(36.7)	(14.4)	(19.5)
Net interest revenue, after credit provision	(4.3)	37.6	45.3
Non-interest income
Rental income on operating leases	491.9	463.8	476.4
Other income	74.2	127.9	70.1
Total non-interest income	566.1	591.7	546.5
Other expenses
Depreciation on operating lease equipment	(148.8)	(139.5)	(133.3)
Maintenance and other operating lease expenses	(51.6)	(39.0)	(42.4)
Operating expenses	(235.7)	(287.5)	(235.3)
Total other expenses	(436.1)	(466.0)	(411.0)
Income before provision for income taxes	125.7	163.3	180.8
Provision for income taxes	(14.2)	(31.2)	(15.2)
Net income before attribution of noncontrolling interests	111.5	132.1	165.6
Net income attributable to noncontrolling interests, after tax	(2.4)	(2.2)	(3.0)
Net income	$109.1	$129.9	$162.6

Basic income per common share	$0.56	$0.65	$0.81
Diluted income per common share	$0.55	$0.65	$0.81
Average number of common shares - basic (thousands)	196,089	198,774	201,149
Average number of common shares - diluted (thousands)	197,047	200,394	201,779

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CIT GROUP INC. AND SUBSIDIARIES
Unaudited Consolidated Balance Sheets
(dollars in millions, except per share data)

	March 31,	December 31,	March 31,
	2014*	2013	2013
Assets
Total cash and deposits	$6,781.8	$6,139.2	$5,540.8
Investment securities	2,255.0	2,630.7	1,724.1
Assets held for sale	4,403.0	4,377.9	646.8

Loans	18,571.7	18,629.2	22,120.4
Allowance for loan losses	(352.6)	(356.1)	(386.0)
Loans, net of allowance for loan losses	18,219.1	18,273.1	21,734.4

Operating lease equipment, net	14,182.4	13,035.4	12,290.6
Goodwill	403.5	334.6	345.9
Unsecured counterparty receivable	559.5	584.1	630.8
Other assets	1,773.8	1,764.0	1,650.0
Total assets	$48,578.1	$47,139.0	$44,563.4

Liabilities
Deposits	$13,189.3	$12,526.5	$10,701.9
Credit balances of factoring clients	1,213.5	1,336.1	1,237.7
Other liabilities	2,704.4	2,676.4	2,544.7
Long-term borrowings
Unsecured borrowings	13,532.3	12,531.6	11,801.7
Secured borrowings	9,136.8	9,218.4	9,775.3
Total long-term borrowings	22,669.1	21,750.0	21,577.0
Total liabilities	39,776.3	38,289.0	36,061.3

Equity
Stockholders' equity
Common stock	2.0	2.0	2.0
Paid-in capital	8,569.7	8,555.4	8,514.4
Retained earnings	670.3	581.0	88.0
Accumulated other comprehensive loss	(76.0)	(73.6)	(83.3)
Treasury stock, at cost	(378.1)	(226.0)	(26.7)
Total common stockholders' equity	8,787.9	8,838.8	8,494.4
Noncontrolling interests	13.9	11.2	7.7
Total equity	8,801.8	8,850.0	8,502.1
Total liabilities and equity	$48,578.1	$47,139.0	$44,563.4

Book Value Per Common Share
Book value per common share	$45.06	$44.78	$42.21
Tangible book value per common share	$42.90	$42.98	$40.35
Outstanding common shares (in thousands)	195,030	197,404	201,247

* Preliminary

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CIT GROUP INC. AND SUBSIDIARIES
Select Data (dollars in millions)

	Quarters Ended
	March 31,	December 31,	March 31,
	2014	2013	2013
OTHER INCOME
Factoring commissions	$28.6	$31.0	$30.0
Fee revenues	21.6	28.4	20.4
Gains on sales of leasing equipment	8.4	43.7	22.3
Recoveries of loans charged off pre-emergence and loans charged off prior to transfer to held for sale	5.2	5.1	4.2
Gains on loan and portfolio sales	3.5	24.3	5.3
Gain on investments	3.5	3.6	2.4
Counterparty receivable accretion	2.2	3.2	3.1
Impairment on assets held for sale	(1.1)	(34.7)	(22.6)
Losses on derivatives and foreign currency exchange	(7.1)	(1.7)	(0.6)
Other revenues	9.4	25.0	5.6
Total other income	$74.2	$127.9	$70.1

OPERATING EXPENSES
Compensation and benefits	(139.1)	(130.0)	(137.0)
Technology	(21.1)	(21.1)	(19.8)
Professional fees	(18.0)	(19.2)	(18.7)
Provision for severance and facilities exiting activities	(9.9)	(18.5)	(5.7)
Net occupancy expense	(8.9)	(8.3)	(9.4)
Advertising and marketing	(7.9)	(7.5)	(7.7)
Other expenses*	(30.8)	(82.9)	(37.0)
Total operating expenses	$(235.7)	$(287.5)	$(235.3)

* The quarter ended December 21, 2013 included $45 million related to the Tyco tax agreement settlement charge.

AVERAGE BALANCES AND RATES	Quarters Ended
	March 31, 2014		December 31, 2013		March 31, 2013
Assets	Average Balance	Rate	Average Balance	Rate	Average Balance	Rate
Interest bearing deposits	$5,298.1	0.35%	$5,660.4	0.34%	$5,866.9	0.24%
Investments	2,499.7	0.67%	2,338.8	0.65%	1,536.2	0.76%
Loans (including held for sale)	22,882.6	5.82%	22,720.9	6.18%	21,617.9	6.86%
Total interest earning assets	30,680.4	4.40%	30,720.1	4.61%	29,021.0	5.13%
Operating lease equipment, net (including held for sale)	13,900.8	8.39%	12,918.9	8.83%	12,734.6	9.45%
Other	3,408.0		2,987.1		2,535.2
Total average assets	$47,989.2		$46,626.1		$44,290.8
Liabilities
Deposits	$12,812.2	1.62%	$12,148.5	1.60%	$10,199.7	1.66%
Long-term borrowings	22,252.2	4.30%	21,558.2	4.42%	21,794.9	4.58%
Total interest-bearing liabilities	35,064.4	3.32%	33,706.7	3.40%	31,994.6	3.65%
Credit balances of factoring clients	1,276.3		1,346.5		1,187.3
Other liabilities and equity	11,648.5		11,572.9		11,108.9
Total average liabilities and equity	$47,989.2		$46,626.1		$44,290.8

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CIT GROUP INC. AND SUBSIDIARIES
Financing and Leasing Assets
(dollars in millions)

	March 31,	December 31,	March 31,
	2014	2013	2013
Transportation & International Finance
Aerospace
Loans	$1,247.1	$1,247.7	$1,181.8
Operating lease equipment, net	8,595.5	8,267.9	7,908.2
Assets held for sale	24.8	148.8	213.9
Financing and leasing assets	9,867.4	9,664.4	9,303.9
Rail
Loans	123.3	107.2	128.2
Operating lease equipment, net	5,325.0	4,503.9	4,099.5
Assets held for sale	1.4	3.3	0.2
Financing and leasing assets	5,449.7	4,614.4	4,227.9
Maritime Finance
Loans	529.8	412.6	290.7
Operating lease equipment, net	-	-	7.5
Financing and leasing assets	529.8	412.6	298.2
International Finance
Loans	1,653.3	1,726.9	1,357.3
Operating lease equipment, net	6.4	6.7	9.4
Assets held for sale	66.4	6.4	-
Financing and leasing assets	1,726.1	1,740.0	1,366.7
Total Segment
Loans	3,553.5	3,494.4	2,958.0
Operating lease equipment, net	13,926.9	12,778.5	12,024.6
Assets held for sale	92.6	158.5	214.1
Financing and leasing assets	17,573.0	16,431.4	15,196.7
North American Commercial Finance
Real Estate Finance
Loans	1,615.2	1,554.8	992.2
Corporate Finance
Loans	6,974.3	6,831.8	6,650.5
Operating lease equipment, net	11.5	6.2	8.0
Assets held for sale	67.0	38.2	8.5
Financing and leasing assets	7,052.8	6,876.2	6,667.0
Equipment Finance
Loans	4,041.6	4,044.1	3,926.3
Operating lease equipment, net	198.6	234.3	175.8
Financing and leasing assets	4,240.2	4,278.4	4,102.1
Commercial Services
Loans - factoring receivables	2,271.7	2,262.4	2,525.2
Total Segment
Loans	14,902.8	14,693.1	14,094.2
Operating lease equipment, net	210.1	240.5	183.8
Assets held for sale	67.0	38.2	8.5
Financing and leasing assets	15,179.9	14,971.8	14,286.5
Non-Strategic Portfolios
Loans	115.4	441.7	5,068.2
Operating lease equipment, net	45.4	16.4	82.2
Assets held for sale	4,243.4	4,181.2	424.2
Financing and leasing assets	4,404.2	4,639.3	5,574.6
Total financing and leasing assets	$37,157.1	$36,042.5	$35,057.8

13

CIT GROUP INC. AND SUBSIDIARIES
Select Balance Sheet Accounts
(dollars in millions)

	March 31,	December 31,	March 31,
	2014*	2013	2013
INVESTMENT SECURITIES
Short-term investments	$1,812.5	$1,461.0	$1,400.5
Other debt and equity investments	442.5	1,169.7	323.6
Total investment securities	$2,255.0	$2,630.7	$1,724.1

OTHER ASSETS
Deposits on commercial aerospace equipment	$761.2	$831.3	$685.2
Deferred costs, including debt related costs	160.8	158.5	164.4
Tax receivables, other than income taxes	143.0	132.2	84.1
Executive retirement plan and deferred compensation	100.0	101.3	104.1
Accrued interest and dividends	91.3	96.8	96.1
Furniture and fixtures	85.9	85.3	77.7
Prepaid expenses	68.8	64.3	75.9
Other counterparty receivables	30.7	45.9	57.4
Other	332.1	248.4	305.1
Total other assets	$1,773.8	$1,764.0	$1,650.0

OTHER LIABILITIES
Equipment maintenance reserves	$915.2	$904.2	$860.9
Accrued expenses and accounts payable	374.8	490.1	475.1
Current taxes payable and deferred taxes	316.6	179.8	157.4
Security and other deposits	245.4	227.4	231.5
Accrued interest payable	215.2	247.1	199.3
Valuation adjustment relating to aerospace commitments	128.3	137.5	184.9
Other liabilities	508.9	490.3	435.6
Total Other Liabilities	$2,704.4	$2,676.4	$2,544.7
* Preliminary

14

CIT GROUP INC. AND SUBSIDIARIES
Credit Metrics
(dollars in millions)

	Quarters Ended
	March 31, 2014		December 31, 2013		March 31, 2013
Gross Charge-offs to Average Finance Receivables
Transportation & International Finance(1)	$14.3	1.61%	$13.0	1.55%	$4.2	0.60%
North American Commercial Finance(2)	22.6	0.61%	10.4	0.28%	14.2	0.42%
Non-Strategic Portfolios(3)	7.5	9.94%	6.2	0.62%	5.9	0.46%
Total CIT	$44.4	0.95%	$29.6	0.54%	$24.3	0.46%

Net Charge-offs to Average Finance Receivables
Transportation & International Finance(1)	$13.0	1.47%	$11.7	1.40%	$1.1	0.15%
North American Commercial Finance(2)	16.0	0.43%	(2.3)	-0.06%	5.8	0.17%
Non-Strategic Portfolios(3)	6.6	8.77%	5.6	0.55%	2.6	0.20%
Total CIT	$35.6	0.76%	$15.0	0.27%	$9.5	0.18%

Non-accruing Loans To Finance Receivables(4)	March 31, 2014		December 31, 2013		March 31, 2013
Transportation & International Finance	$35.9	1.01%	$35.3	1.01%	$23.6	0.80%
North American Commercial Finance	131.3	0.88%	147.4	1.00%	196.5	1.39%
Non-Strategic Portfolios	51.2	44.37%	58.0	13.14%	74.0	1.46%
Total CIT	$218.4	1.18%	$240.7	1.29%	$294.1	1.33%

PROVISION AND ALLOWANCE COMPONENTS
	Provision for Credit Losses			Allowance for Loan Losses
	Quarters Ended
	March 31,	December 31,	March 31,	March 31,	December 31,	March 31,
	2014	2013	2013	2014	2013	2013
Specific allowance - commercial impaired loans	$(4.7)	$(3.5)	$(3.6)	$25.7	$30.4	$41.6
Non-specific allowance - commercial	5.8	2.9	13.6	326.9	325.7	344.4
Net charge-offs	35.6	15.0	9.5	-	-	-
Totals	$36.7	$14.4	$19.5	$352.6	$356.1	$386.0

Allowance for loan losses as a percentage of total loans				1.90%	1.91%	1.74%

1) Charge-offs for the quarter ended March 31, 2014, included approximately $3 million related to the transfer of receivables to assets held for sale. The prior-year quarter and prior quarter balances were not significant.
2) Charge-offs for the quarters ended March 31, 2014, December 31, 2013 and March 31, 2013 included approximately $4 million, $1 million and $1 million, respectively, related to the transfer of receivables to assets held for sale.
3) Charge-offs for the quarters ended March 31, 2014 and December 31, 2013 included approximately $7 million and $4 million, repectively, related to the transfer of receivables to assets held for sale. The prior-year quarter balance was not significant.
4) Non-accrual loans include loans held for sale.

15

CIT GROUP INC. AND SUBSIDIARIES
Segment Results
(dollars in millions)

	Quarters Ended
	March 31,	December 31,	March 31,
	2014	2013	2013
Transportation & International Finance
Total interest income	$76.7	$69.6	$56.6
Total interest expense	(160.7)	(151.1)	(144.1)
Provision for credit losses	(12.4)	(14.6)	5.6
Rental income on operating leases	459.6	425.7	417.4
Other income	7.2	7.1	16.8
Depreciation on operating lease equipment	(121.7)	(113.0)	(108.0)
Maintenance and other operating lease expenses	(51.6)	(39.0)	(42.4)
Operating expenses	(79.5)	(67.9)	(63.4)
Income before provision for income taxes	$117.6	$116.8	$138.5
Funded new business volume	$1,054.6	$1,265.7	$423.0
Average Earning Assets	$17,119.7	$15,928.8	$15,084.0
Average Finance Receivables	$3,555.0	$3,354.3	$2,762.0
North American Commercial Finance
Total interest income	$193.4	$199.7	$219.3
Total interest expense	(68.9)	(67.2)	(78.6)
Provision for credit losses	(23.2)	2.5	(24.9)
Rental income on operating leases	22.8	27.2	23.8
Other income	61.8	106.5	63.7
Depreciation on operating lease equipment	(21.9)	(20.4)	(16.3)
Operating expenses	(121.5)	(113.3)	(128.1)
Income before provision for income taxes	$42.5	$135.0	$58.9
Funded new business volume	$1,372.9	$1,778.7	$1,333.0
Average Earning Assets	$13,764.7	$13,456.5	$12,292.7
Average Finance Receivables	$14,800.1	$14,593.3	$13,427.2
Non-Strategic Portfolios
Total interest income	$49.5	$65.0	$78.1
Total interest expense	(43.9)	(49.9)	(54.6)
Provision for credit losses	(1.0)	(2.2)	(0.3)
Rental income on operating leases	9.5	10.9	35.2
Other income	7.5	12.7	(9.7)
Depreciation on operating lease equipment	(5.2)	(6.1)	(9.0)
Operating expenses	(22.2)	(39.5)	(45.1)
Loss before provision for income taxes	$(5.8)	$(9.1)	$(5.4)
Funded new business volume	$51.8	$98.1	$185.4
Average Earning Assets	$4,515.4	$4,783.2	$5,646.1
Average Finance Receivables	$300.0	$4,030.4	$5,133.1
Corporate and Other
Total interest income	$3.7	$4.4	$2.7
Total interest expense	(17.4)	(18.5)	(14.6)
Provision for credit losses	(0.1)	(0.1)	0.1
Other income	(2.3)	1.6	(0.7)
Operating expenses	(12.5)	(66.8)	1.3
Loss before provision for income taxes	$(28.6)	$(79.4)	$(11.2)
Total CIT
Total interest income	$323.3	$338.7	$356.7
Total interest expense	(290.9)	(286.7)	(291.9)
Provision for credit losses	(36.7)	(14.4)	(19.5)
Rental income on operating leases	491.9	463.8	476.4
Other income	74.2	127.9	70.1
Depreciation on operating lease equipment	(148.8)	(139.5)	(133.3)
Maintenance and other operating lease expenses	(51.6)	(39.0)	(42.4)
Operating expenses	(235.7)	(287.5)	(235.3)
Income before provision for income taxes	$125.7	$163.3	$180.8
Funded new business volume	$2,479.3	$3,142.5	$1,941.4
Average Earning Assets	$35,399.8	$34,168.5	$33,022.8
Average Finance Receivables	$18,655.1	$21,978.0	$21,322.3

See page 18 for a description of the new segments.

16

CIT GROUP INC. AND SUBSIDIARIES
Segment Margin
(dollars in millions)

	Quarters Ended
	March 31,	December 31,	March 31,
	2014	2013	2013
Transportation & International Finance
Average Earning Assets (AEA)
Aerospace	$9,773.9	$9,346.0	$9,400.0
Rail	$5,137.9	$4,515.5	$4,212.2
Maritime Finance	$473.9	$376.4	$208.3
International Finance	$1,734.0	$1,690.9	$1,263.5
Gross yield
Aerospace	12.56%	12.14%	12.18%
Rail	14.56%	14.67%	14.58%
Maritime Finance	4.88%	9.53%	7.44%
International Finance	8.46%	8.81%	9.58%
Total
AEA	$17,119.7	$15,928.8	$15,084.0
Gross yield	12.53%	12.44%	12.57%
Net Finance Margin	4.73%	4.83%	4.76%
Adjusted Net Finance Margin	4.73%	4.83%	5.02%
North American Commercial Finance
Average Earning Assets (AEA)
Real Estate Finance	$1,592.9	$1,391.9	$773.1
Corporate Finance	$6,991.6	$6,916.2	$6,538.5
Equipment Finance	$4,239.5	$4,212.4	$3,915.3
Commercial Services	$940.7	$936.0	$1,065.8
Gross yield
Real Estate Finance	3.99%	4.02%	4.31%
Corporate Finance	5.02%	5.34%	6.58%
Equipment Finance	9.54%	10.25%	11.51%
Commercial Services	4.86%	5.39%	5.47%
Total
AEA	$13,764.7	$13,456.5	$12,292.7
Gross yield	6.28%	6.74%	7.91%
Net Finance Margin	3.64%	4.14%	4.82%
Adjusted Net Finance Margin	3.64%	4.14%	5.02%

Gross Yield includes rental income and interest income as a % of AEA.

Net Finance Margin (NFM) reflects Net Finance Revenue divided by AEA. Adjusted Net Finance Margin is NFM increased by accelerated fresh start accounting net discount/(premium) on debt extinguishments and repurchases and debt related prepayment costs and reduced by accelerated original issue discount accretion.

17

CIT GROUP INC. AND SUBSIDIARIES
NON-GAAP DISCLOSURES
(dollars in millions)

Non-GAAP financial measures disclosed by management are meant to provide additional information and insight relative to business trends to investors and, in certain cases, to present financial information as measured by rating agencies and other users of financial information. These measures are not in accordance with, or a substitute for, GAAP and may be different from, or inconsistent with, non-GAAP financial measures used by other companies.

	Quarters Ended
Total Net Revenues(1)	March 31,	December 31,	March 31,
	2014	2013	2013
Interest income	$323.3	$338.7	$356.7
Rental income on operating leases	491.9	463.8	476.4
Finance revenue	815.2	802.5	833.1
Interest expense	(290.9)	(286.7)	(291.9)
Depreciation on operating lease equipment	(148.8)	(139.5)	(133.3)
Maintenance and other operating lease expenses	(51.6)	(39.0)	(42.4)
Net finance revenue	323.9	337.3	365.5
Other income	74.2	127.9	70.1
Total net revenues	$398.1	$465.2	$435.6

Net Operating Lease Revenues(2)
Rental income on operating leases	$491.9	$463.8	$476.4
Depreciation on operating lease equipment	(148.8)	(139.5)	(133.3)
Maintenance and other operating lease expenses	(51.6)	(39.0)	(42.4)
Net operating lease revenue	$291.5	$285.3	$300.7

	Quarters Ended
Net Finance Revenue as a % of Average Earning Assets(3)	March 31, 2014		December 31, 2013		March 31, 2013
Net finance revenue	$323.9	3.66%	$337.3	3.95%	$365.5	4.43%
Accelerated FSA net discount/(premium) on debt extinguishments and repurchases	-	-	9.8	0.11%	17.8	0.21%
Accelerated original issue discount on debt extinguishments related to the GSI facility	-	-	(5.2)	-0.06%	-	-
Adjusted net finance revenue	$323.9	3.66%	$341.9	4.00%	$383.3	4.64%

	Quarters Ended
Operating Expenses	March 31,	December 31,	March 31,
	2014	2013	2013
Operating expenses	$(235.7)	$(287.5)	$(235.3)
Provision for severance and facilities exiting activities	9.9	18.5	5.7
Operating expenses excluding restructuring costs	$(225.8)	$(269.0)	$(229.6)

	March 31,	December 31,	March 31,
Earning Assets(3)	2014	2013	2013
Loans	$18,571.7	$18,629.2	$22,120.4
Operating lease equipment, net	14,182.4	13,035.4	12,290.6
Assets held for sale	4,403.0	4,377.9	646.8
Credit balances of factoring clients	(1,213.5)	(1,336.1)	(1,237.7)
Total earning assets	$35,943.6	$34,706.4	$33,820.1

Tangible Book Value
Total common stockholders' equity	$8,787.9	$8,838.8	$8,494.4
Less: Goodwill	(403.5)	(334.6)	(345.9)
Intangible assets	(18.2)	(20.3)	(27.7)
Tangible book value	$8,366.2	$8,483.9	$8,120.8

(1)  Total net revenues are the combination of net finance revenue and other income and is an aggregation of all sources of revenue for the Company. Total net revenues are used by management to monitor business performance.

(2)  Total net operating lease revenues are the combination of rental income on operating leases less depreciation on operating lease equipment and maintenance and other operating lease expenses. Total net operating lease revenues are used by management to monitor portfolio performance.

(3)  Earning assets are utilized in certain revenue and earnings ratios. Earning assets are net of credit balances of factoring clients. This net amount represents the amounts we fund.

18

CIT GROUP INC. AND SUBSIDIARIES

New Segments

Effective January 1, 2014 CIT began managing its businesses and reporting its financial results in three operating segments:

-	Transportation & International Finance
-	North American Commercial Finance
-	Non-Strategic Portfolios

These new segments will consist of the following divisions:

Transportation & International Finance

-	Aerospace - Includes Commercial Air (operating leases and loans) and Business Aircraft Finance
-	Rail
-	Maritime Finance - Financing to owners and operators of oceangoing cargo vessels.
-	International Finance - Includes the corporate lending business in the U.K. ( formerly part of the Corporate Finance Segment) and the equipment financing businesses in the U.K. and China (formerly part of the Vendor Finance Segment)

North American Commercial Finance

-	Real Estate Finance (formerly in Corporate Finance)
-	Corporate Finance - Includes lending to the Aerospace and Defense sector (formerly Transportation Lending in Transportation Finance)
-	Equipment Finance – Consists of Equipment Finance (formerly in Corporate Finance) and the U.S. and Canadian businesses formerly in Vendor Finance
-	Commercial Services (formerly Trade Finance)

Non-Strategic Portfolios

-	Student Lending (formerly in Consumer Finance)
-	Small Business Lending (formerly in Corporate Finance)
-	Non-Strategic portfolios from the former Vendor Finance business including:

Asia (excluding China)

Europe (excluding the U.K.)

Latin America (including Mexico)

The Dell Canada portfolio (sold in May 2011)